Sub-Item 77D(a) – Policies with respect to Security Investments

Dreyfus Manager Funds II (the "Trust")

Dreyfus Balanced Opportunity Fund (the "Fund")

At a meeting held on September 8, 2016, the Board of Trustees of the Trust, on behalf of the Fund, approved investment management-related changes for the Fund.

Effective September 30, 2016, the Fund may invest up to 20% of its assets in foreign equity securities (i.e., issued by companies organized under the laws of countries other than the United States).